SUN COAST CAPITAL CORP.
110 WALL STREET
NEW YORK, NEW YORK 10005

June 6, 1997

Bruce Bendell
Chairman of the Board
Fidelity Holdings Inc.
80-02 Kew Gardens Road
Suite 5000
Kew Gardens, New York 11415

Dear Mr. Bendell:

This letter has reference to discussions between Sun Coast Capital Corp. ("Underwriter") and Fidelity Holdings Inc. ("Company") concerning a proposed public offering of the Company's common stock ("Common SOW).

We have made a preliminary analysis of the Company and will continue to familiarize ourselves with its business, operations and financial condition. The purpose of this letter ("Commitment Letter") is to state our present intention, subject to market and other conditions prevailing at the time of the public offering, to underwrite on a firm commitment basis the public offering by the Company ("Offering") of the following securities ("Offered Securities"):
1,000,000 shares of Common Stock at a price between $6 and $8 per share ("Stock"). We may conduct the Offering ourselves or, if we deem it appropriate, through a group of securities firms which we would organize and manage.

The Underwriter would purchase the Offered Securities from the Company contemporaneously with the effectiveness of an underwriting agreement ("Underwriting Agreement") at a price per share to be mutually agreed, based on market conditions and other factors, less an underwriting discount of 10% ("Underwriting Discount"). The Company agrees to grant the Underwriter an over-allotment option exercisable for 45 days from the Offering Date ("Registration Statement") to purchase up to a further 15% of the number of Offered Securities at the offering price less the Underwriting Discount.

In addition to other compensation contemplated by this letter, the Underwriter will be entitled to 100,000 warrants to purchase Common Stock. These warrants would have an exercise price equal to 110% of the price at which the Stock is actually sold in
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Bruce Bendell     2     June 6, 1997


the Offering, would become exercisable on the first anniversary of the Offering Date, and would expire on the fifth anniversary of the Offering Date.

The Underwriter understands that the Company wishes to complete the Offering prior to September 30, 1997, and for its part will use all reasonable efforts to achieve that result. The Underwriter understands and agrees that the Company's desire to consummate the Offering depends upon successful completion of the Company's acquisition of Major Automotive, which in turn depends upon approval of that proposed transaction by certain major automobile manufacturers including General Motors Corporation, Subaru of America and Chrysler Corporation.

The Underwriter intends to make a market in Common Stock following the effective date of the Offering, but must reserve the right to discontinue doing so at any time in its discretion.

Because substantial resources must be committed in order to prepare for the Offering, we ask that you confirm your agreement to the following terms and conditions, in addition to those that will be included in the underwriting agreement to be negotiated prior to the offering:

1. Information. The Company agrees to furnish the Underwriter such information about the Company, including detailed financial information, as the Underwriter may request from time to time. The Company will take responsibility for preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form SB-2 relating to the Offered Securities, including financial statements and information prepared by an independent public accounting firm of recognized national standing. We will take responsibility for preparation of the Underwriting Agreement, the Agreement Among Underwriters (if used) and the Selected Dealers Agreement and make all required filings with the National Association of Securities Dealers and the various state securities regulatory agencies that are required in connection with the Offering.

2. Exclusivity. From and after execution of this Commitment Letter to and including the earlier of (a) its termination and (b) execution of the Underwriting Agreement, (i) the Underwriter will be the Company's sole and exclusive representative in connection with the Offering, and (ii) the Company will not negotiate with any other entity concerning the public or private sale of equity securities issued or to be issued by the Company.

3. No Conflict. The Company represents that the execution and delivery of this Commitment Letter and the Company's performance of obligations hereunder does not and will not conflict with, or result in breach of, any agreement or letter of intent between the Company and an entity other than the Underwriter.
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Bruce Bendell     3     June 6, 1997


4. Lock-Up. Each of the Company's officers and directors will agree not to sell any Common Stock without the Underwriter's consent, not to be unreasonably withheld, during the period commencing on the filing date of the Registration Statement and ending one year after completion of the Offering.

5. Expenses. (a) The Company will pay all expenses incurred in connection with the Offering, including fees and expenses of Company accountants and legal counsel and expenses incurred in connection with (i) preparation, printing, filing, mailing and delivery of the Registration Statement and prospectus in preliminary and final form and any amendments thereto, including without limitation any fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.,(ii) if applicable, listing or qualification of the Securities for trading on the NASDAQ National Market, (iii) printing and mailing the Underwriting Agreement and related documents, (iv) issuance, transfer and delivery of the Securities, qualification, registration or exemption, if required, of the Securities under the laws of those states in which the Underwriter reasonably determines to offer the Securities, including costs of preparing, printing and mailing "Blue Sky" surveys and fees and disbursements of Underwriter's counsel in connection therewith; (v) the Company's and the Underwriter's travel in connection with a reasonable number of informational meetings with the brokerage community and institutional investors,
(vi) costs of such tombstone advertisements as it reasonably elects to publish and (vii) settlement in same-day funds if desired by the Company. The Underwriter will bear all fees and expenses of its legal counsel and its other incidental costs and expenses that are not covered under clauses (i) - (vii) above.

(b) In addition to the payment of expenses by the Company as provided in clauses
(i) (vii) of paragraph 5(a), the Company will reimburse the Underwriter for its expenses on a non-accountable basis in an amount equal to 3% of the aggregate offering price of the Securities, of which $25,000 shall be paid upon execution by the Company of this letter, a further $25,000 shall be paid 75 days after the initial filing of Form SB-2 is made with the Securities and Exchange Commission, and the balance shall be paid at the consummation of the Offering.

6. Termination. This Commitment Letter may be terminated by the Company or the Underwriter at any time by giving the other written notice of termination. In that event the Company will be responsible for (i) payment of fees and disbursements covered by clauses (i) - (vi) of paragraph 5(a) and (ii) reimbursement, indemnification and contribution obligations as set forth in paragraph 9 below.

7. Certain Conditions. The Company understands that the Underwriter's intent to act as lead or sole underwriter and to enter into the Underwriting Agreement is subject, among other things, to (a) the Underwriter's and any prospective co-underwriters' satisfaction with the Company's financial condition, results of operation, current earnings and prospects, (b) completion to the Underwriter's satisfaction of the Underwriter's investigation into the Company's business, (c) market conditions
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Bruce Bendell     4     June 6, 1997


prevailing at the time of the Offering, (d) preparation of the Registration Statement and other documents related to the Offering to the satisfaction of the Underwriter and its legal counsel, (e) compliance to the Underwriter's counsel's satisfaction with all legal requirements applicable to the Offering, (f) absence of any legal or regulatory action involving the Company which if determined adversely to the Company could have a material adverse effect on its business, assets or financial condition, and (g) absence of any qualification by the Company's independent public accounting firm of its opinion with respect to the Company's financial statements included in the Registration Statement. Moreover, the Company acknowledges and agrees that the Underwriter shall not incur any obligation whatever to the Company unless and until a definitive Underwriting Agreement in respect of the Offering is executed and delivered by the Company and the Underwriter.

8.Underwriting Agreement. The Offering will be conducted pursuant to an Underwriting Agreement which will (i) contain customary representations and warranties from the Company, (H) require delivery of a comfort letter from the Company's independent certified public accountants that is acceptable to the Underwriter, (iii) provide for indemnification by the Company of the Underwriter and any co-underwriters for (among other things) any material misstatement or omission in the Registration Statement or, should the indemnification provisions be determined to be unenforceable, customary provisions providing for contribution among the parties, (iv) contain customary provisions allowing termination of the Offering under certain circumstances such as (but not limited to) a material adverse change or development in or affecting the publicly-held securities markets or the Company or the Company's earnings, business or management. The Company will use the services of a financial printing firm in connection with all printed documentation relating to the Offering, as well as a transfer agent for the Securities, both to be reasonably acceptable to the Underwriter.

Indemnity and Contribution. Should the Underwriter become involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any of the matters to which this Commitment Letter refers, the Company will periodically reimburse the Underwriter for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company will also indemnify the Underwriter against any loss, claim, damage or liability to which the Underwriter may become subject in connection with any such matter, except to the extent that the same is the result of the Underwriter's gross negligence or bad faith. Should indemnification be unavailable to the Underwriter for any reason, or insufficient. to hold it completely harmless, the Company will contribute to the amount paid or payable by the Underwriter as a result of such loss, etc., in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Underwriter on the other, but also the relative fault of the Company and the Underwriter, as well as any relevant equitable considerations.
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Bruce Bendell     5     June 6, 1997


The reimbursement, indemnity and contribution obligations of the Company under this paragraph 9 are in addition to any liability the Company may otherwise have, are to be available on the same terms and conditions to the Underwriter's affiliates, directors, officers, agents and employees and are to be binding upon and to inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Underwriter and its affiliates, etc.

10. Survival of Certain Agreements. The agreements as to payment and reimbursement of expenses (paragraph 5) and indemnification (paragraph 9) are binding agreements of the Company and accordingly shall survive any termination of this Commitment Letter. Otherwise, this Commitment Letter constitutes a non-binding statement of the parties intentions regarding the Offering. The parties will negotiate in good faith in order to promptly finalize and execute the Underwriting Agreement relating to the Offering. If the Underwriter determines at an earlier date not to proceed with the Offering, the Underwriter will terminate this Commitment Letter promptly.

11. Entire Understanding; Governing Law. This Commitment Letter contains the parties' entire understanding regarding its subject matter. It can only be modified by a written instrument signed by both parties. It is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts negotiated, made and entirely to be performed in that State.

If the foregoing correctly expresses our understanding and, to the extent provided in paragraph 9, the Company's intention to be legally bound, please so indicate by signing and returning the enclosed copy of this Commitment Letter.

Yours sincerely,

SUN COAST CAPITAL CORP.

By: Marc Drimer

ACCEPTED AND AGREED FIDELITY HOLDINGS INC.

By: /s/Bruce Bendell
---------------------------
Bruce Bendell, Chairman

Date: June __, 1997

Marc M. Drimer, President